Exhibit 99.1

KADANT INC.
One Technology Park Drive
Westford, MA 01886

NEWS

Kadant to Acquire Syntron Material Handling

WESTFORD, Mass. - December 10, 2018 - Kadant Inc. (NYSE: KAI) has entered into a definitive agreement to acquire Syntron Material Handling Group, LLC and certain of its affiliates (“Syntron”) from entities affiliated with Levine Leichtman Capital Partners for approximately $179 million in cash, subject to certain customary adjustments. Syntron is a leading provider of material handling equipment and systems to various process industries, including mining, aggregates, food processing, packaging, and pulp and paper. The company manufactures conveying and vibratory equipment at its facilities in Tupelo, Mississippi and Changshu, China under the Link-Belt® and Syntron® brands.

“Our acquisition of Syntron provides Kadant with premier products and services that extend our footprint into new process industries,” said Jonathan Painter, president and chief executive officer of Kadant. “Like Kadant, Syntron’s technology adds high value to critical processes in resource-intensive industries and is a leader in its markets with a history of stable earnings and a strong aftermarket business. In addition, Syntron has an excellent management team which we expect will make a strong contribution to our business.”

“Syntron and Kadant both offer market-leading products and technologies that deliver exceptional value to their customers,” commented Andy Blanchard, chief executive officer of Syntron Material Handling. “We are excited to be joining Kadant and we believe there are numerous opportunities to leverage both companies’ competitive advantages.”

Syntron has approximately 250 employees worldwide and its trailing twelve months revenue ended October 31, 2018 was approximately $89 million.

Kadant also announced that prior to entering into the purchase agreement to acquire Syntron, it entered into a limited consent under the Company’s existing credit agreement, pursuant to which lenders under the credit agreement agreed to limit certain funding conditions under the agreement with respect to loans the Company may request to fund a portion of its acquisition of Syntron. The acquisition is expected to close in January 2019, subject to the satisfaction of customary closing conditions. Houlihan Lokey served as the exclusive financial advisor to Levine Leichtman Capital Partners.

Conference Call and Investor Presentation
Kadant will hold a conference call and webcast on Monday, December 10, 2018 at 3:00 p.m. eastern time to discuss the pending acquisition. An investor presentation with an overview of the pending acquisition is available in the “Investors” section of the Company’s website at www.kadant.com. To listen to the call and view the webcast, go to the “Investors” section of the Company’s website at www.kadant.com. To participate in the question and answer session, dial 888-326-8410 within the U.S., or +1-704-385-4884 outside the U.S., and reference participant passcode 2824727. A replay of the webcast will be available on the Company’s website through December 28, 2018.

About Kadant
Kadant Inc. is a global supplier of high-value, critical components and engineered systems used in process industries worldwide. The Company’s products, technologies, and services play an integral role in enhancing process efficiency, optimizing energy utilization, and maximizing productivity in resource-intensive industries. Kadant is based in Westford, Massachusetts, with 2,500 employees in 20 countries worldwide. For more information, visit www.kadant.com.

About Levine Leichtman Capital Partners
LLCP is a Los Angeles, California based private investment firm that has managed approximately $10.0 billion of institutional capital since its inception. LLCP invests in middle market companies located in the United States and Europe. LLCP is currently making new investments through Levine Leichtman Capital Partners VI, L.P., LLCP Lower Middle Market Fund, L.P., Levine Leichtman Capital Partners Europe, L.P. and Levine Leichtman Strategic Capital, LLC. LLCP has offices in Los Angeles, New York, Dallas, Chicago, Charlotte, London, Stockholm and The Hague.

Safe Harbor Statement
The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about the financial and operating performance of Syntron, the benefits of the proposed acquisition of Syntron (the “Acquisition”), the probable timing and financing of the completion of the Acquisition, and the expected future business and financial performance of Syntron following the transaction. These forward-looking statements represent Kadant’s expectations as of the date of this press release. Kadant undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause the Company’s actual results to differ materially from these forward-looking statements as a result of various important factors, including those set forth under the heading “Risk Factors” in Kadant’s annual report on Form 10-K for the year ended December 30, 2017 and subsequent filings with the Securities and Exchange Commission. These include risks and uncertainties relating to the ability to consummate the Acquisition; the ability to obtain financing to complete the Acquisition; Kadant’s ability to successfully integrate Syntron and its operations and employees and realize anticipated benefits from the transaction; unanticipated disruptions to the business, general and regional economic conditions, and the future performance of Syntron; the risk that regulatory approvals required for the Acquisition are not obtained or are obtained subject to conditions that are not anticipated; the risk that the other conditions to the closing of the Acquisition are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Acquisition; uncertainties as to the timing of the Acquisition; competitive and/or investor responses to the Acquisition; uncertainty of the expected financial performance of the combined operations following completion of the Acquisition; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from the Acquisition; adverse changes in global and local economic conditions; the variability and difficulty in accurately predicting revenues from large capital equipment and systems projects; the variability and uncertainties in sales of capital equipment in China; currency fluctuations; Kadant’s customers’ ability to obtain financing for capital equipment projects; changes in government regulations and policies; the oriented strand board market and levels of residential construction activity; development and use of digital media; price increases or shortages of raw materials; dependence on certain suppliers; international sales and operations; economic conditions and regulatory changes caused by the United Kingdom’s likely exit from the European Union; disruption in production; Kadant’s acquisition strategy; Kadant’s internal growth strategy; competition; soundness of suppliers and customers; Kadant’s effective tax rate; future restructurings; soundness of financial institutions; Kadant’s debt obligations; restrictions in Kadant’s credit agreement; loss of key personnel; reliance on third-party research; protection of patents and proprietary rights; failure of Kadant’s information systems or breaches of data security; fluctuations in Kadant’s share price; and anti-takeover provisions.

Contacts
Investor Contact Information:
Michael McKenney, 978-776-2000
mike.mckenney@kadant.com
or
Media Contact Information:
Wes Martz, 269-278-1715
wes.martz@kadant.com